Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously reported in the Current Report on Form 8-K, filed by Heat Biologics, Inc. (“Heat”) with the Securities and Exchange Commission (“SEC”) on March 8, 2017, Heat entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Pelican Therapeutics, Inc. (“Pelican”), a related party, and certain stockholders in Pelican (the “Initial Participating Pelican Stockholders”) to purchase 80% of the outstanding capital stock of Pelican on a fully diluted basis (the “Acquisition”).  As previously reported in the Current Report on Form 8-K, filed by Heat with the SEC on April 28, 2017 (the “Initial Form 8-K”), Heat closed the Acquisition (the “Closing”) and additional Pelican stockholders executed Joinders to the Purchase Agreement (the “Additional Participating Pelican Stockholders,” together with the Initial Participating Pelican Stockholders, collectively, the “Participating Pelican Stockholders”).  Each Participating Pelican Stockholder exchanged approximately 84.7% of the shares of Pelican common stock held by such Participating Pelican Stockholder in exchange for a pro rata share of (i) an aggregate of 1,331,056 shares (the “Stock Consideration”) of Heat restricted common stock, $0.0002 par value per share (the “Common Stock”), and (ii) aggregate cash consideration of $500,000 (the “Cash Consideration”), all of which is being held in escrow for a period of up to six (6) months to secure certain indemnification and other obligations of Pelican and the Participating Pelican Stockholders in connection with the Acquisition.  The Cash Consideration will be reduced by the amount by which certain of Pelican’s accrued liabilities are not satisfied for less than $250,000. All but two security holders of Pelican participated in the Acquisition.

In addition to the payments described above, under the terms of the Purchase Agreement, Heat agreed to cause Pelican to make cash payments to the Participating Pelican Stockholders upon the achievement of certain clinical and commercialization milestones, as well as low single digit royalty payments and payments upon receipt of sublicensing income:

(1)

$2,000,000 upon Pelican’s dosing of the first patient in its first Phase 1 trial for an oncology indication;

(2)

$1,500,000 upon Pelican’s dosing of the first patient in its first Phase 2 trial for an oncology indication;

(3)

$3,000,000 upon successful outcome of the first Phase 2 trial for an oncology indication;

(4)

$6,000,000 upon Pelican’s dosing of the first patient in its first Phase 3 trial for an oncology indication;

(5)

$3,000,000 upon Pelican’s dosing of the first patient in its first Phase 3 trial for a non- oncology indication;

(6)

$7,500,000 upon successful outcome of the first Phase 3 trial for an oncology indication;

(7)

$3,000,000 upon successful outcome of the first Phase 3 trial for a non-oncology indication;

(8)

$7,500,000 upon acceptance of a Biologics License Application (BLA) submission for an oncology indication;

(9)

$3,000,000 upon acceptance of a BLA submission for a non-oncology indication;

(10)

$7,500,000 upon first product indication approval in the United States or Europe for an oncology indication;

(11)

$3,000,000 upon first product indication approval in the United States or Europe for a non- oncology indication; and

Pelican has been awarded a $15.2 million grant to fund preclinical and some clinical activities from the Cancer Prevention and Research Institute of Texas (“CPRIT”). The CPRIT grant is subject to customary CPRIT funding conditions.  Heat will fund Pelican certain amounts to satisfy Pelican’s matching fund obligation under the CPRIT Grant that will allow access to the first year of the grant funding in the amount of $1,820,462 from CPRIT.  Heat has agreed to loan Pelican approximately $250,000 to pay Pelican’s legal fees and expenses incurred in connection with the Acquisition.

The Purchase Agreement contains customary representations, warranties and covenants of Heat, Pelican and the Participating Pelican Stockholders. Subject to certain customary limitations, the Participating Pelican Stockholders have agreed to indemnify Heat and its officers and directors against certain losses related to, among other things, breaches of Pelican’s and the Participating Pelican Stockholders’ representations and warranties, certain specified liabilities and the failure to perform covenants or obligations under the Purchase Agreement.

Jeff Wolf, Heat’s President, Chief Executive Officer and Chairman of the board of directors, and two entities controlled by him, Edward Smith, a member of Heat’s board of directors, and an entity controlled by Mr. Smith, Taylor Schreiber, M.D., Ph.D., the Chairman of Heat’s Scientific Advisory Board and an entity controlled by him, and Dr. Jasuja are Participating Pelican Stockholders, each of which sold approximately 84.7% of their shares of capital stock of Pelican in order to meet the 80% closing condition, on the same terms as the other Participating Pelican Stockholders.  A limited liability company (the “LLC”) of which Mr. Wolf was the managing member owned 61.1% of the outstanding capital stock of Pelican agreed to sell approximately 84.7% of its shares of capital stock of Pelican in order to meet the 80% closing condition, on the same terms as the other Participating Pelican Stockholders.  Mr. Wolf, Mr. Smith, Dr. Schreiber and John Monahan, Ph.D., a member of the board of directors of Heat, directly and/or entities they controlled were members of the LLC. The LLC liquidated concurrently with the Closing and distributed to its members the right to receive the Cash Consideration and Stock Consideration being held in escrow for six months pursuant to the terms of the Purchase Agreement. Subject to the escrow, Mr. Wolf and entities he controls will receive a pro rata share of the Cash Consideration and an aggregate of 271,752 shares of Stock Consideration (inclusive of shares received upon liquidation of the LLC). In addition, subject to the escrow, a trust for the benefit of Mr. Wolf’s children (for which Mr. Wolf does not serve as the trustee) will receive a pro rata share of the Cash Consideration and an aggregate of 117,729 shares of Stock Consideration (inclusive of shares received upon liquidation of the LLC). Subject to the escrow, Mr. Smith and an entity he controls will receive a pro rata share of the Cash Consideration and an aggregate of 345,753 shares of Stock Consideration (inclusive of shares received upon liquidation of the LLC).  Subject to the escrow, Dr. Schreiber and an entity he controls will receive a pro rata share of the Cash Consideration and an aggregate of 44,443 shares of Stock Consideration (inclusive of shares received upon liquidation of the LLC). Subject to the escrow, Dr. Jasuja will receive a pro rata share of the Cash Consideration and an aggregate of 9,854 shares of Stock Consideration (inclusive of shares received upon liquidation of the LLC). Subject to the escrow, Dr. Monahan will receive a pro rata share of the Cash Consideration and an aggregate of 3,958 shares of Stock Consideration (inclusive of shares received upon liquidation of the LLC).

The following unaudited pro forma condensed combined financial information are based on Heat’s historical consolidated financial statements and Pelican’s historical financial statements as adjusted to give effect to the Company’s acquisition of Pelican. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 gives effect to the acquisition as if it had occurred on January 1, 2016 and combines the historical results of Heat and Pelican for the year ended December 31, 2016.  The unaudited pro forma combined balance sheet as of December 31, 2016 assumes the acquisition took place on December 31, 2016 and combines the historical balance sheet of Heat and Pelican as of December 31, 2016.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited consolidated financial statements of Heat as of and for the year ended December 31, 2016 included in Heat’s 2016 Annual Report on Form 10-K and audited financial statements of Pelican as of and for the year ended December 31, 2016.

The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information.

Unaudited Pro forma Condensed Combined Balance Sheet

(in thousands, except per share data)

	Historical
	Heat	Pelican	Pro Forma			Pro Forma
	12/31/2016	12/31/2016	Adjustments			12/31/2016
Current Assets
Cash and equivalents	$7,843	$87	$(500)	a		$7,430
Accounts receivable	82	—	—			82
Prepaid expenses and other current assets	338	15	—			353
Total Current Assets	8,263	102	(500)			7,865

Property and Equipment, net	360	—	—			360
						—
Other Assets						—
Restricted cash	101	16	—			117
Deposits	70	—	—			70
Related party receivable	103	—	(103)	b		—
In process R&D	—	—	5,675	a,c		5,675
Goodwill	—	—	236	a		236
Total Assets	$8,897	$118	$5,308			$14,323

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$290	$573	$—			$863
Accrued expenses and other liabilities	1,305	82	571	d		1,958
Total Current Liabilities	1,595	655	571			2,821

LongTterm Liabilities
Related party accrued interest	—	73	(73)	b		—
Related party payable	—	380	(380)	b		—
Contingent consideration	—	—	2,385	a		2,385
Other long term liabilities	462	—	—			462
Total Liabilities	2,057	1,108	2,503			5,668

Commitments and Contingencies
Common stock, Heat $.0002 par value; Pelican $0.0001 par value	5	1	(1)	a		5
Additional paid-in capital	65,869	2,052	(1,000)	a		66,921
Accumulated deficit	(57,005)	(3,043)	2,822	a,b	,d	(57,226)
Accumulated other comprehensive loss	(72)	—	—			(72)
Total Stockholders' Equity - Heat Biologics	8,797	(990)	1,821			9,628
Non-Controlling Interest	(1,957)	—	984	a		(973)
Total Stockholders' Equity	6,840	(990)	2,805			8,655

Total Liabilities and Stockholders' Equity	$8,897	$118	$5,308			$14,323

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(in thousands, except per share data)

	Historical
	Heat	Pelican	Pro Forma		Pro Forma
	12/31/2016	12/31/2016	Adjustments		12/31/2016
Revenue
Licensing revenue	$342	$—	$—		$342

Operating expenses:
Research and development	9,331	351	—		9,682
General and administration	4,138	336	100	d	4,574
Total operating expenses	13,469	687	100		14,256

Loss from operations	(13,127)	(687)	—		(13,914)

Interest income	31	—	—		31
Other income, net	671	—	—		671
Interest expense	(549)	(17)	17	b	(549)
Total non-operaring income (expenses), net	153	(17)	17		153

Net loss	(12,974)	(704)	—		(13,761)
Net loss non-controlling interest	(401)	—	(141)	e	(542)
Net loss attributable to Heat Biologics, Inc.	$(12,573)	$(704)	$(704)		$(13,219)

Net loss per share attributable to Heat Biologics, Inc.
basic and diluted	$(0.71)				$(0.70)

Weighted-average number of common shares used in net loss per share attributable to common stockholders
basic and diluted	17,586,210	—	1,331,056	a	18,917,266

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of presentation

On March 8, 2017, Heat Biologics, Inc. (“Heat”) entered into a Stock Purchase Agreement with Pelican Therapeutics, Inc. (“Pelican”) to purchase 80% of the outstanding capital stock of Pelican, on a fully diluted basis.  On April 28, 2017, the Company completed the transaction contemplated by the Stock Purchase Agreement (the “Acquisition”).  The initial purchase price consists of 1,331,056 shares of Heat restricted common stock and aggregate cash consideration of $500,000, subject to adjustment as set forth in the Stock Purchase Agreement, and cash consideration contingent upon achievement of certain clinical and commercialization milestones, as well as low single digit royalty payments and payments upon receipt of sublicensing income.

The unaudited pro forma condensed combined financial information was prepared based on historical financial information which was prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission Regulation S-X, and presents the pro forma results of operations of the combined companies based upon the historical data of Heat and Pelican. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 gives effect to the acquisition as if it had occurred on January 1, 2016.  The unaudited pro forma condensed combined balance sheet as of December 31, 2016 gives effect to the acquisition as if it had occurred on December 31, 2016.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Acquisition been completed as of the date indicated above or the results that may be attained in the future. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings or expense that Heat may achieve or incur with respect to the combined companies.

The pro forma adjustments represent the Heat’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Heat believes to be reasonable under the circumstances. The pro forma adjustments and certain assumptions are described in the accompanying notes. The allocation of the purchase price is preliminary and changes are expected as additional information becomes available.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Heat has estimated the fair value of Pelican’s assets acquired and liabilities assumed and conformed the accounting policies of Pelican’s to its own accounting policies.

Note 2 — Preliminary purchase price allocation

Heat has performed a preliminary valuation analysis of the fair market value of Pelican’s assets and liabilities. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocated to goodwill and could impact the operating results of Heat following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities. The following tables summarize the total consideration and the allocation of the preliminary purchase price as of December 31, 2016  (in thousands, except share price information):

Common shares issued		1,331
Closing price	(1)	$0.79
Fair value of stock consideraton		$1,052
Cash consideration	(2)	500
Fair value of contingent consideration		2,385
Settlement of intercompany accounts		453
Total Consideration		$4,390

(1)

Stock price of $0.79 per share for Heat Biologics, Inc. stock based on the April 28, 2017 closing price.

(2)

Assumes specified indebtedness amount is no greater than $250,000.  The Cash Consideration will be reduced by the amount by which certain of Pelican’s accrued liabilities are not satisfied for less than $250,000.

Contingent consideration is recorded as a liability and measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate commensurate with the risks of the expected cash flows attributable to the various milestones. The material factors that may impact the fair value of the contingent consideration, and therefore this liability, are the probabilities of achieving the related milestones and the discount rate. The probability rate ranged from 23% to 80% dependent on the phase and/or milestone being achieved and with a discount rate that is equivalent to the return an investor would demand for taking on the risk associated with the assets. Significant increases or decreases in any of the probabilities of success would result in a significantly higher or lower fair value, respectively, and commensurate changes to this liability. The fair value of the contingent consideration, and the associated liability relating to the contingent consideration at each reporting date, will be updated by reflecting the changes in fair value reflected in the Company’s statement of operations.

The Acquisition was accounted for as a business combination under the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed as if the acquisition had closed on December 31, 2016 (in thousands):

Current assets and restricted cash	$118
In process R&D	5,675
Goodwill	029
Total assets acquired	$6,133
Current liabilities	(655)
Non controlling interests	(984)
Net assets acquired	$4,390

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)

Represents the elimination of the historical equity of Pelican, the issuance of common shares as consideration, the fair value of non-controlling interest for the 20% of Pelican not owned by Heat and the preliminary allocation of purchase price.

(b)

Represents the effective settlement of $453 thousand in related party payable and accrued interest payable recorded in Pelican’s balance sheet and $103 thousand in related party receivable recorded in Heat’s balance sheet.   Accordingly, interest expense of $17 thousand recorded by Pelican in the December 31, 2016 statement of operations is also eliminated.

(c)

As part of the preliminary valuation analysis, the Company identified intangible assets as in-process research and development (technology-based). The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires cash flows that can be reasonably forecasted to occur over the remaining useful life of the asset which are discounted back to the valuation date. Since all information required to perform a detailed valuation analysis of Pelican’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions including but not limited to client management sources, “Clinical Development Success Rates 2005-2016” and other publicly available transaction data for the industry.

(d)

Represents the accrual for $461 thousand of acquisition costs incurred by Heat and the accrual for $100 thousand of consulting costs incurred by Pelican as of April 28, 2018.

(e)

Represents 20% of Heat’s non-controlling interest in the results of operations of Pelican.

(f)

Heat and Pelican did not record an income tax provision during the year ended December 31, 2016 because each company incurred net losses during that year.  Accordingly, no tax effects have been provided for the pro forma adjustments described above.